UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2008

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On August 7, 2008, Cytori Therapeutics, Inc. (the “Company”) entered into a Common Stock Purchase Agreement with Olympus Corporation and a Securities Purchase Agreement with certain institutional investors (the “Institutional Investors” and together with Olympus Corporation, the “Purchasers”), relating to the offering and sale of a total of 2,825,517 unregistered shares of the Company’s common stock (the “Shares”) with 50% warrant coverage at a purchase price of $6.00 per unit (the “Private Placement”).  The warrants will be exercisable for up to a total of 1,412,758 unregistered shares of the Company’s common stock at an exercise price of $8.50 per share (the “Warrant Shares”). The warrants will have a five year term and will not be exercisable until six months after their date of issuance.  Olympus is expected to fund its purchase of the securities on or about August 8, 2008.  The closing with respect to the other investors is expected to take place on or about August 11, 2008, subject to the satisfaction of customary closing conditions.

The Common Stock Purchase Agreement with Olympus provides for the purchase and sale of $6,000,000 of unregistered shares of the Company’s common stock at a price of $6.50 per share.  However, the agreement also provides for an adjustment to the financial terms of the agreement in the event that the Company sells additional securities to other investors on more favorable pricing terms.  In such event, Olympus’ purchase price per share would be reduced to that of the other investors and, as applicable, Olympus would receive warrant coverage on the same terms as such other investors.  As a result of the pricing and warrant coverage terms agreed upon under the Securities Purchase Agreement, the Company will issue and sell 1,000,000 unregistered shares and warrants to purchase up to 500,000 additional unregistered shares to Olympus in the Private Placement.  After the conclusion of the Private Placement, without taking into account any shares issuable upon exercise of the warrants, Olympus will hold approximately 13.8% of the Company’s total outstanding shares.

In connection with the Private Placement, the Company also entered into a Registration Rights Agreement dated August 7, 2008, with the Purchasers (the “Registration Rights Agreement”) pursuant to which it has agreed to file, within 30 days of the closing of the Private Placement, a registration statement with the Securities and Exchange Commission (“SEC”) to register the Shares and Warrant Shares for resale, which registration statement is required to become effective within 90 days following the closing (or in the event the SEC reviews and has written comments to the registration statement or any document incorporated by reference therein, then within 120 days following the closing). The Company will be required to pay certain cash as liquidated damages if it does not meet its registration obligations under the Registration Rights Agreement. In addition, the Common Stock Purchase Agreement with Olympus provides certain demand registration rights to Olympus with respect to the shares purchased by Olympus.

The Common Stock Purchase Agreement, the Securities Purchase Agreement, the form of Warrant and the Registration Rights Agreement are attached hereto as Exhibits 10.32, 10.33, 10.34 and 10.35 respectively, and incorporated herein by reference. The press release announcing the Private Placement is attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing description of the Common Stock Purchase Agreement, the Securities Purchase Agreement, the form of Warrant and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Common Stock Purchase Agreement, the Securities Purchase Agreement, the form of Warrant and the Registration Rights Agreement attached hereto.

Item 3.02                      Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

The aggregate offering price of the units to be sold in the Private Placement is approximately $17 million, of which an aggregate of approximately $600,000 will be paid to the placement agent for its services in connection with the Private Placement.

The sale of the units has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities will be sold to accredited investors in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. These securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits    The following material is filed as an exhibit to this Current Report on Form 8-K:

10.32	Common Stock Purchase Agreement, dated August 7, 2008, by and between Cytori Therapeutics, Inc. and Olympus Corporation.
10.33	Securities Purchase Agreement, dated August 7, 2008, by and among Cytori Therapeutics, Inc. and the Purchasers identified on the signature pages thereto.
10.34	Form of Warrant to Purchase Common Stock to be issued on or about August 11, 2008
10.35	Registration Rights Agreement, dated August 7, 2008, by and among Cytori Therapeutics, Inc. and the Purchasers identified on the signature pages thereto.
99.1	Cytori Therapeutics, Inc. Press Release, dated August 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: August 8, 2008	By: /s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer